Exhibit 99.1

Zai Lab Announces Fourth Quarter and Full Year 2024
Financial Results and Recent Corporate Updates
–Total revenues grew 66% y-o-y to $109.1 million for the fourth quarter of 2024 and 50% y-o-y to $399.0 million for the full-year 2024; Full-year 2025 revenue guidance of $560 million to $590 million
–VYVGART® and VYVGART Hytrulo® sales reached $30.0 million for the fourth quarter of 2024 and $93.6 million for the full-year 2024
–Loss from operations decreased 45% y-o-y to $67.9 million for the fourth quarter of 2024 and 23% y-o-y to $282.1 million for the full-year 2024
–Early clinical data from the global Phase 1 SCLC trial highlights first- and best-in-class potential for ZL-1310 (DLL3 ADC) with ORR of 74%; Zai Lab holds global rights to ZL-1310 and expects to present updated SCLC data at a major medical conference and to explore its potential in other neuroendocrine tumors in the first half of 2025
–Key regional programs advancing, including NDA acceptance of KarXT for schizophrenia; Zai Lab’s immunology franchise bolstered with late-stage assets including povetacicept in IgAN
Conference call and webcast today, February 27, 2025, at 8:00 a.m. ET (9:00 p.m. HKT)
SHANGHAI & CAMBRIDGE, Mass., February 27, 2025 -- Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688) today announced financial results for the fourth quarter and full-year 2024, along with recent product highlights and corporate updates.
“2024 was a defining year for Zai Lab, marked by strong sales growth, financial strength, and significant pipeline progress. As we look ahead, 2025 is set to be a transformative year with VYVGART’s continued momentum, three new product launches, progress with ZL-1310, and potential regulatory milestones for key assets,” said Dr. Samantha Du, Founder, Chairperson, and Chief Executive Officer of Zai Lab. “The VYVGART franchise generated $93.6 million in net product revenue in its exceptional first full year of launch, highlighting the strong demand for innovative therapies in China. With the recent acceptance of KarXT’s New Drug Application (NDA) by China’s National Medical Products Administration (NMPA) in January, we are one step closer to bringing this novel medicine to patients in need in China. Meanwhile, our global asset, ZL-1310, demonstrated strong safety and efficacy data, reinforcing its potential as a first- and best-in-class DLL3 antibody-drug conjugate (ADC) for the treatment of small cell lung cancer (SCLC). Zai Lab is stronger than ever, with the infrastructure, innovation, and execution needed to bring medicines to patients around the world and create value for our shareholders.”
“Our total revenue for the fourth quarter and full-year 2024 grew 66% and 50% y-o-y, respectively, driven by the continued strong uptake of VYVGART along with continued growth in ZEJULA® and NUZYRA® sales,” said Josh Smiley, President and Chief Operating Officer of Zai Lab. “Looking ahead, we expect substantial topline growth, targeting $2 billion in revenue by 2028, fueled by the VYVGART franchise for generalized myasthenia gravis (gMG) and chronic inflammatory demyelinating polyneuropathy (CIDP) as well as upcoming potential blockbuster launches, including KarXT for schizophrenia and bemarituzumab for gastric cancer. Our innovative pipeline with global rights remains a key focus, with multiple data readouts expected this year and the potential for U.S. Food and Drug Administration (FDA) approval of ZL-1310 as early as 2027. Additionally, we significantly improved our financial position, delivering a substantial reduction in operating loss and advancing towards our goal of achieving profitability1 in the fourth quarter of 2025. With a robust cash position2, we are well-funded to reach this milestone while continuing to invest in high-impact growth opportunities.”

1 Profitability refers to adjusted income from operations (non-GAAP), calculated as GAAP income (loss) from operations adjusted to exclude certain non-cash expenses, including depreciation, amortization, and share-based compensation. For additional information on this adjusted profitability measure, refer to the “Non-GAAP Measures” section.
2 Cash position includes cash and cash equivalents, current restricted cash, and short-term investments.

Fourth Quarter and Full-Year 2024 Financial Results
•Product revenue, net was $108.5 million in the fourth quarter of 2024, compared to $65.8 million for the same period in 2023, representing 65% y-o-y growth at both actual exchange rate and constant exchange rate (CER); and was $397.6 million in full-year 2024, compared to $266.7 million for the same period in 2023, representing 49% y-o-y growth and 50% y-o-y growth at CER. This revenue growth was primarily driven by increased sales for VYVGART and was also supported by increased sales for ZEJULA and NUZYRA.
–VYVGART and VYVGART Hytrulo were $30.0 million in the fourth quarter of 2024, compared to $5.1 million for the same period in 2023; and was $93.6 million in full-year 2024, compared to $10.0 million for the same period in 2023. This growth was driven by increased sales of VYVGART since its launch in September 2023 and listing on China’s National Reimbursement Drug List (NRDL) for the treatment of gMG effective January 1, 2024.
–ZEJULA was $48.4 million in the fourth quarter of 2024, an increase of 16% y-o-y from $41.6 million; and was $187.1 million in full-year 2024, an increase of 11% y-o-y from $168.8 million. ZEJULA sales remained strong as it continued to be the leading PARP inhibitor in hospital sales for ovarian cancer in mainland China.
–NUZYRA was $11.0 million in the fourth quarter of 2024, an increase of 81% y-o-y from $6.1 million; and was $43.2 million in full-year 2024, an increase of 99% y-o-y from $21.7 million. This growth was supported by the inclusion in the NRDL for its IV formulation in January 2023 and its oral formulation in January 2024 for the treatment of community-acquired bacterial pneumonia (CABP) and acute bacterial skin and/or skin structure infections (ABSSSI). The NRDL listing for the IV formulation of NUZYRA was renewed in January 2025.
•Research and Development (R&D) expenses were $52.3 million in the fourth quarter of 2024, compared to $81.9 million for the same period in 2023; and were $234.5 million for full-year 2024, compared to $265.9 million for the same period in 2023. These decreases were primarily driven by the progress of existing studies, partially offset by increases in licensing fees.
•Selling, General and Administrative (SG&A) expenses were $82.6 million in the fourth quarter of 2024, flat compared to the same period in 2023. SG&A expenses were $298.7 million for full-year 2024, compared to $281.6 million for the same period in 2023, primarily due to higher general selling expenses related to the launch of VYVGART and growing sales for NUZYRA, partially offset by a decrease in selling expenses for other products and a decrease in general and administrative expenses.
•Loss from operations was $67.9 million and $282.1 million in the fourth quarter of 2024 and full-year 2024, respectively, $47.6 million and $199.6 million, respectively, when adjusted to exclude non-cash expenses, including depreciation, amortization, and share-based compensation. Loss from operations was $124.0 million and $366.6 million in the fourth quarter of 2023 and full-year 2023, respectively. A reconciliation of loss from operations (GAAP) to adjusted loss from operations (non-GAAP) is included at the end of this release.
•Net loss was $81.7 million in the fourth quarter of 2024, or a loss per ordinary share attributable to common stockholders of $0.08 (or loss per American Deposit Share (ADS) of $0.80), compared to a net loss of $95.4 million for the same period in 2023 or a loss per ordinary share of $0.10 (or loss per ADS of $0.98). The net loss was $257.1 million for full-year 2024, or a loss per ordinary share attributable to common stockholders of $0.26 (or loss per ADS of $2.60), compared to a net loss of $334.6 million for full-year 2023, or a loss per ordinary share of $0.35 (or loss per ADS of $3.46). These decreases in net loss were primarily due to product revenue growing faster than net operating expenses, offset by decreased interest income and increased foreign currency loss.
•Cash and cash equivalents, short-term investments and current restricted cash totaled $879.7 million as of December 31, 2024, compared to $806.5 million as of December 31, 2023.

2025 Strategic Priorities
Zai Lab will focus on the following strategic priorities in 2025 to drive innovation and growth in China and beyond:
Commercial Execution and Readiness
•Drive the ramp-up of VYVGART in gMG and VYVGART Hytrulo in gMG and CIDP through new patient acquisition and expansion of duration of treatment
•Maintain ZEJULA leadership position in ovarian cancer in China
•Prepare for launch of potential blockbuster products including bemarituzumab in gastric cancer and KarXT in schizophrenia
Clinical Development
•Rapidly advance the global Phase 1 study for ZL-1310 (DLL3 ADC with global rights) in SCLC and explore its potential in other neuroendocrine tumors
•Advance other assets with global rights including ZL-6201 (LRRC15 ADC) and ZL-1503 (IL-13/IL-31R) into Phase 1 development
•Within our regional immunology franchise, accelerate the clinical development of efgartigimod (FcRn), povetacicept (APRIL/BAFF), and ZL-1108 (IGF-1R) with several indications in registrational stage
Clinical Data and Regulatory Actions
•Data readouts for ZL-1310 (DLL3 ADC) in second-line+ and first-line SCLC
•Data readouts for Phase 3 studies of bemarituzumab in first-line gastric cancer; and potential Biologics License Application (BLA) submission to NMPA in the first half of 2025
•Potential NMPA submissions for Tumor Treating Fields (TTFields) in second-line+ non-small cell lung cancer (NSCLC) and first-line pancreatic cancer
2025 Guidance
Zai Lab expects continued rigorous financial discipline and:
•Total revenue to be in the range of $560 million to $590 million for full-year 2025
•On a non-GAAP basis, achieve profitability1 in the fourth quarter of 2025

1 Profitability refers to adjusted income from operations (non-GAAP), calculated as GAAP income (loss) from operations adjusted to exclude non-cash expenses, including depreciation, amortization, and share-based compensation. For additional information on this adjusted profitability measure, refer to the “Non-GAAP Measures” section.

Corporate Updates
Below are key corporate updates since our last earnings release:
•Business Development:
–We expanded and strengthened our global and regional pipelines through synergistic business development activities, including a strategic collaboration and worldwide license agreement with MediLink to use MediLink’s TMALIN ADC platform for the development of ZL-6201, a novel potential first-in-class LRRC15 ADC consisting of an antibody discovered by Zai Lab, for the treatment of certain solid tumors; a strategic collaboration with Vertex for the license of povetacicept, a potential best-in-class treatment for immunoglobulin A nephropathy (IgAN) and other B-cell mediated diseases, in mainland China, Hong Kong, Macau, Taiwan, and Singapore; and the license of ZL-1108, or veligrotug, a differentiated humanized monoclonal antibody targeting IGF-1R from Zenas BioPharma for the treatment of thyroid eye disease (TED) in mainland China, Hong Kong, Macau, Taiwan, and Singapore.
–We also entered into a strategic collaboration with Pfizer on the novel antibacterial drug XACDURO® (Sulbactam-Durlobactam), which was launched in mainland China in January 2025. Through this collaboration, Zai Lab will leverage the industry-leading commercialization infrastructure of Pfizer’s affiliated companies in the anti-infective therapeutic area to help accelerate access to this important therapy for patients in need in mainland China.
•NRDL Updates: In November 2024, Zai Lab announced the inclusion of AUGTYRO® (repotrectinib) for ROS1+ NSCLC as well as the successful renewals of NUZYRA (omadacycline) for CABP and ABSSSI and QINLOCK® (ripretinib) for fourth-line+ gastrointestinal stromal tumor (GIST) patients in China’s NRDL.
•Capital Markets: In November 2024, Zai Lab completed a public offering of ADSs, which resulted in aggregate net proceeds to the Company of approximately $215.1 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company.
Recent Pipeline Highlights
Below are key product updates since our last earnings release:
Oncology Pipeline
•ZL-1310 (DLL3 ADC): In January 2025, the FDA granted Orphan Drug Designation to ZL-1310 for the treatment of SCLC. Receiving an Orphan Drug Designation for ZL-1310 reflects its potential to treat patients with SCLC, and ZL-1310 will be eligible for certain development incentives, including the potential to receive a seven-year U.S. market exclusivity period granted by the FDA upon product approval.
•Tumor Treating Fields (TTFields): In December 2024, Zai Lab and partner Novocure announced that the pivotal Phase 3 PANOVA-3 trial for pancreatic cancer met its primary endpoint, demonstrating a statistically significant improvement in median overall survival versus control group. PANOVA-3 is the first and only Phase 3 trial to demonstrate a statistically significant benefit in overall survival specifically in unresectable, locally advanced pancreatic cancer. Zai Lab participated in the study in Greater China and plans to file for regulatory approval in China in the second half of 2025.
•Tisotumab Vedotin (Tissue Factor ADC): In January 2025, Zai Lab announced positive topline results from the China subpopulation of the global Phase 3 innovaTV 301 study, demonstrating a clinically meaningful improvement in overall survival with TIVDAK® treatment for patients with previously treated recurrent or metastatic cervical cancer compared to chemotherapy. Zai Lab plans to submit an NDA to the NMPA in the first quarter of 2025 and will leverage its commercial footprint of ZEJULA in women’s cancer to accelerate patient access to this therapy in China if approved.
•Repotrectinib (ROS1/TRK): In February 2025, China’s NMPA granted priority review to repotrectinib for the treatment of patients with advanced solid tumors that have an NTRK gene fusion. Zai Lab plans to submit a supplemental NDA to the NMPA in the first half of 2025.
Immunology, Neuroscience, and Infectious Disease Pipeline
•Efgartigimod (FcRn): In November 2024, Zai Lab partner argenx announced the decision to advance clinical development of the subcutaneous formulation of efgartigimod (efgartigimod SC) in the ongoing Phase 2/3 ALKIVIA study for the treatment of idiopathic inflammatory myopathies (IIM, or myositis), following analysis of topline data from the Phase 2 portion of the study. Zai Lab is participating in the study in Greater China.
•Xanomeline and Trospium Chloride (KarXT) (M1/M4-agonist): In January 2025, China’s NMPA accepted the NDA for KarXT for the treatment of schizophrenia in adults. If approved, KarXT has the potential to redefine the treatment landscape for patients with schizophrenia in mainland China.
Anticipated Major Milestones in 2025
Upcoming Potential NMPA Submissions
•Tisotumab Vedotin (Tissue Factor ADC): BLA submission in recurrent or metastatic cervical cancer following progression on or after chemotherapy in the first quarter of 2025.
•Bemarituzumab (FGFR2b): BLA submission in first-line gastric cancer in the first half of 2025.
•Repotrectinib (ROS1/TRK): supplementary NDA submission in NTRK+ solid tumors in the first half of 2025.
•Tumor Treating Fields (TTFields): Marketing Authorization Application submissions in second-line+ NSCLC following progression on or after platinum-based chemotherapy and in first-line pancreatic cancer.
Expected Clinical Developments and Data Readouts in 2025
Global Pipeline
ZL-1310 (DLL3 ADC)
•Second-Line+ Extensive-Stage SCLC (ES-SCLC): Zai Lab to present updated data at a major medical conference in the first half of 2025. Zai Lab plans to initiate a pivotal study in 2025.
•First-Line ES-SCLC: Zai Lab to provide data readout for dose escalation of ZL-1310 doublet in combination with atezolizumab and initiate dose escalation for ZL-1310 triplet in combination with atezolizumab and platinum-based chemotherapy.
•Other neuroendocrine tumors: Zai Lab to initiate a global Phase 1 study in the first half of 2025.
ZL-1102 (IL-17 Humabody®)
•Zai Lab to provide interim analysis in the global Phase 2 study in chronic plaque psoriasis in the first half of 2025.
ZL-1503 (IL-13/IL-31R)
•Zai Lab to provide preclinical data update and initiate a global Phase 1 study in moderate-to-severe atopic dermatitis.
ZL-6201 (LRRC15 ADC)
•Zai Lab to provide preclinical data update and initiate a global Phase 1 study in sarcoma.
Regional Pipeline
Bemarituzumab (FGFR2b)
•Zai Lab partner Amgen to provide data readout from the Phase 3 FORTITUDE-101 study of bemarituzumab combined with chemotherapy versus chemotherapy alone in first-line gastric cancer in the first half of 2025. Zai Lab is participating in the study in Greater China.
•Zai Lab partner Amgen to provide data readout from the Phase 3 FORTITUDE-102 study of bemarituzumab plus chemotherapy and nivolumab versus chemotherapy and nivolumab in first-line gastric cancer in the second half of 2025. Zai Lab is participating in the study in Greater China.

Efgartigimod (FcRn)
•Seronegative gMG: Zai Lab partner argenx to provide topline results from the Phase 3 ADAPT-SERON study in seronegative gMG. Zai Lab participated in the study in Greater China.
•Lupus Nephritis (LN): Zai Lab to provide topline results from the Phase 2 study in LN.
Conference Call and Webcast Information
Zai Lab will host a live conference call and webcast today, February 27, 2025, at 8:00 a.m. ET (9:00 p.m. HKT). Listeners may access the live webcast by visiting the Company’s website at http://ir.zailaboratory.com. Participants must register in advance of the conference call.
Details are as follows:
Registration Link: https://register.vevent.com/register/BI628d3dd054cb4c45b3d01b61fa5779b1
All participants must use the link provided above to complete the online registration process in advance of the conference call. Dial-in details will be in the confirmation email which the participant will receive upon registering.
A replay will be available shortly after the call and can be accessed by visiting the Company’s website.
About Zai Lab
Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688) is an innovative, research-based, commercial-stage biopharmaceutical company based in China and the United States. We are focused on discovering, developing, and commercializing innovative products that address medical conditions with significant unmet needs in the areas of oncology, immunology, neuroscience, and infectious disease. Our goal is to leverage our competencies and resources to positively impact human health in China and worldwide.
For additional information about Zai Lab, please visit www.zailaboratory.com or follow us at https://x.com/ZaiLab_Global.
Non-GAAP Measures
In addition to results presented in accordance with GAAP, we disclose growth rates that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We have also presented a measure of adjusted loss from operations that adjusts GAAP loss from operations to exclude the impact of certain non-cash expenses including depreciation, amortization, and share-based compensation, which we refer to as “profitability.” These adjusted growth rates and adjusted loss from operations are non-GAAP measures. We believe that these non-GAAP measures are important for an understanding of the performance of our business operations and financial results and provide investors with an additional perspective on operational trends and greater transparency into our historical and projected operating performance. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.
Zai Lab Forward-Looking Statements
This press release contains certain forward-looking statements, including statements relating to our strategy and plans; potential of and expectations for our business, commercial products, and pipeline programs; our goals, objectives, and priorities and our expectations under our growth strategy (including our expectations regarding our commercial products and launches, clinical stage products, revenue growth, profitability, and cash flow); clinical development programs and related clinical trials; clinical trial data, data readouts, and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings, and approvals and the timing thereof; the potential benefits, safety, and efficacy of our products and product candidates and those of our collaboration partners; the anticipated benefits and potential of investments, collaborations, and business development activities; our profitability and timeline to profitability; our future financial and operating results; and financial guidance, including with respect to our planned sources and uses of cash and our expected path to profitability. All statements, other than statements of historical fact, included in this press release are forward-looking statements, and can be identified by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “possible,” “potential,” “will,” “would,” and other similar expressions. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees or assurances of future performance. Forward-looking statements are based on our expectations and assumptions as of the date of this press release and are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. We may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including but not limited to (1) our ability to successfully commercialize and generate revenue from our approved products; (2) our ability to obtain funding for our operations and business initiatives; (3) the results of our clinical and pre-clinical development of our product candidates; (4) the content and timing of decisions made by the relevant regulatory authorities regarding regulatory approvals of our product candidates; (5) risks related to doing business in China; and (6) other factors identified in our most recent annual and quarterly reports and in other reports we have filed with the U.S. Securities and Exchange Commission (SEC). We anticipate that subsequent events and developments will cause our expectations and assumptions to change, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Our SEC filings can be found on our website at www.zailaboratory.com and on the SEC’s website at www.SEC.gov.
For more information, please contact:
Investor Relations:
Christine Chiou / Lina Zhang
+1 (917) 886-6929 / +86 136 8257 6943
christine.chiou1@zailaboratory.com / lina.zhang@zailaboratory.com
Media:
Shaun Maccoun / Xiaoyu Chen
+1 (415) 317-7255 / +86 185 0015 5011
shaun.maccoun@zailaboratory.com / xiaoyu.chen@zailaboratory.com

Zai Lab Limited

Zai Lab Limited
Consolidated Balance Sheets
(in thousands of U.S. dollars (“$”), except for number of shares and per share data)

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	449,667	790,151
Restricted cash, current	100,000	—
Short-term investments	330,000	16,300
Accounts receivable (net of allowance for credit losses of $25 and $17 as of December 31, 2024 and 2023, respectively)	85,178	59,199
Notes receivable	4,233	6,134
Inventories, net	39,875	44,827
Prepayments and other current assets	41,527	22,995
Total current assets	1,050,480	939,606
Restricted cash, non-current	1,114	1,113
Long-term investments	3,115	9,220
Prepayments for equipment	18	111
Property and equipment, net	47,961	53,734
Operating lease right-of-use assets	21,496	14,844
Land use rights, net	2,907	3,069
Intangible assets, net	56,027	13,389
Long-term deposits	1,284	1,209
Value added tax recoverable	1,351	—
Total assets	1,185,753	1,036,295
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	100,906	112,991
Current operating lease liabilities	8,048	7,104
Short-term debt	131,711	—
Other current liabilities	58,720	82,972
Total current liabilities	299,385	203,067
Deferred income	31,433	28,738
Non-current operating lease liabilities	13,712	8,047
Other non-current liabilities	325	325
Total liabilities	344,855	240,177
Commitments and contingencies
Shareholders’ equity
Ordinary shares (par value of $0.000006 per share; 5,000,000,000 shares authorized, 1,082,614,740 and 977,151,270 shares issued as of December 31, 2024 and 2023, respectively; 1,077,702,540 and 972,239,070 shares outstanding as of December 31, 2024 and 2023)	7	6
Additional paid-in capital	3,264,295	2,975,302
Accumulated deficit	(2,453,083)	(2,195,980)
Accumulated other comprehensive income	50,515	37,626
Treasury stock (at cost, 4,912,200 shares as of both December 31, 2024 and 2023)	(20,836)	(20,836)
Total shareholders’ equity	840,898	796,118
Total liabilities and shareholders’ equity	1,185,753	1,036,295

Zai Lab Limited
Consolidated Statements of Operations
(unaudited for the three months ended December 31, 2024 and 2023)
(in thousands of $, except for number of shares and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues
Product revenue, net	108,512	65,830	397,614	266,719
Collaboration revenue	558	—	1,374	—
Total revenues	109,070	65,830	398,988	266,719
Expenses
Cost of product revenue	(41,782)	(25,237)	(147,118)	(95,816)
Cost of collaboration revenue	(309)	—	(742)	—
Research and development	(52,252)	(81,948)	(234,504)	(265,868)
Selling, general and administrative	(82,618)	(82,626)	(298,741)	(281,608)
Gain on sale of intellectual property	—	—	—	10,000
Loss from operations	(67,891)	(123,981)	(282,117)	(366,573)
Interest income	9,088	10,304	37,105	39,797
Interest expenses	(904)	—	(2,254)	—
Foreign currency losses (gains)	(23,418)	11,465	(15,137)	(14,850)
Other income, net	1,441	6,783	5,300	7,006
Loss before income tax and share of loss from equity method investment	(81,684)	(95,429)	(257,103)	(334,620)
Income tax expense	—	—	—	—
Net loss	(81,684)	(95,429)	(257,103)	(334,620)
Loss per share — basic and diluted	(0.08)	(0.10)	(0.26)	(0.35)
Weighted-average shares used in calculating net loss per ordinary share — basic and diluted	1,026,815,280	972,239,070	989,477,730	966,394,130

Zai Lab Limited
Consolidated Statements of Comprehensive Loss
(unaudited for the three months ended December 31, 2024 and 2023)
(in thousands of $)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss	(81,684)	(95,429)	(257,103)	(334,620)
Other comprehensive income (loss), net of tax of nil:
Foreign currency translation adjustments	22,245	(10,326)	12,889	11,941
Comprehensive loss	(59,439)	(105,755)	(244,214)	(322,679)

Zai Lab Limited
Non-GAAP Measures
(unaudited)
($ in thousands)
Growth on a Constant Exchange Rate (CER) Basis

	Three Months Ended December 31,		Year over Year % Growth		Year Ended December 31,		Year over Year % Growth
	2024	2023	As reported	At CER*	2024	2023	As reported	At CER*
Product revenue, net	108,512	65,830	65%	65%	397,614	266,719	49%	50%
Loss from operations	(67,891)	(123,981)	(45)%	(45)%	(282,117)	(366,573)	(23)%	(23)%
* The growth rates at CER were calculated assuming the same foreign currency exchange rates were in effect for the current and prior year periods.

Reconciliation of Loss from Operations (GAAP) to Adjusted Loss from Operations (Non-GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP loss from operations	(67,891)	(123,981)	(282,117)	(366,573)
Plus: Depreciation and amortization expenses	3,032	2,459	11,856	9,029
Plus: Share-based compensation	17,238	20,470	70,651	79,634
Adjusted loss from operations	(47,621)	(101,052)	(199,610)	(277,910)